EXHIBIT 5.1

[Bryan Cave letterhead]

December 15, 2011

Energizer Holdings, Inc.

533 Maryville University Drive

St. Louis, Missouri 63141

Ladies and Gentlemen:

We are acting as special counsel to Energizer Holdings, Inc., a Missouri corporation (the “Company”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors (as defined below) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Company (the “Exchange Offer”) to exchange $600,000,000 aggregate principal amount of the Company’s 4.700% Senior Notes due 2021 (the “Exchange Notes”) for $600,000,000 aggregate principal amount of the Company’s 4.700% Senior Notes due 2021 (the “Original Notes”), together with the guarantees thereof by the Guarantors (as defined below) under the Indenture, dated May 19, 2011 (the “Base Indenture”), as supplemented by a supplemental indenture dated May 19, 2011 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), and as contemplated by the Registration Rights Agreement, dated as of May 19, 2011 (the “Registration Rights Agreement”), by and among the Company, the Guarantors, and Goldman Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities LLC, as representatives of the initial purchasers named therein. Eveready Battery Company, Inc., Energizer Battery Manufacturing, Inc., Energizer Battery, Inc., Energizer International, Inc., Energizer Personal Care, LLC, Playtex Products, LLC, Playtex Manufacturing, Inc., Schick Manufacturing, Inc., Sun Pharmaceuticals, LLC, and Tanning Research Laboratories, LLC, are hereinafter referred to collectively as the “Guarantors” and each as a “Guarantor.” All capitalized terms used herein and not defined but which are defined in the Indenture shall have the meanings assigned to such terms in the Indenture.

In connection herewith, we have reviewed:

(1)	the Registration Statement;

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(2)	the Indenture, including the Guarantees of the Original Notes (each, an “Original Note Guarantee”) and the Guarantees of the Exchange Notes (each, an “Exchange Note Guarantee”);

(3)	the Original Notes (including the Original Note Guarantees);

(4)	the Registration Rights Agreement;

(5)	the form of Exchange Notes; and

(6)	the articles of incorporation, certificate of incorporation or certificate of formation and bylaws of each of the Company and the Guarantors, as in effect on the date hereof and as certified by the applicable Secretary or Assistant Secretary of such company (the “Organizational Documents”).

The documents referenced as items (1) through (5) above are collectively referred to herein as the “Transaction Documents.”

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate or analogous records, agreements and instruments of the Company and the Guarantors, certificates of public officials and officers of the Company and the Guarantors, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Transaction Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Transaction Documents and certificates and statements of appropriate representatives of the Company and the Guarantors.

In connection herewith, we have assumed that, other than with respect to the Company and the Guarantors, all of the Transaction Documents have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such Transaction Documents, all of the signatories to such Transaction Documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such Transaction Documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when (i) the Registration Statement has become effective under the Act, (ii) the Indenture has become duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes (in the form examined by us) have become duly executed by the Company and authenticated and delivered by the Trustee and issued in exchange for the Original Notes in accordance with the provisions of the Indenture upon consummation of and otherwise in accordance with the Exchange Offer, (a) the Exchange Notes will constitute valid and binding obligations

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of the Company and (b) each Exchange Note Guarantee provided for in the Indenture will constitute a valid and binding obligation of the Guarantor that is a party thereto.

In addition to the assumptions, comments, qualifications, limitations and exceptions set forth above, the opinions set forth herein are further limited by, subject to and based upon the following assumptions, comments, qualifications, limitations and exceptions:

(a) Our opinions herein reflect only the application of applicable New York and Missouri law (excluding the securities and blue sky laws of such States, as to which we express no opinion), and, to the extent required by the foregoing opinions, the General Corporation Law and the Limited Liability Company Act of the State of Delaware, including the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

(b) Our opinions contained herein may be limited by (i) applicable bankruptcy, insolvency, reorganization, receivership, moratorium or similar laws affecting or relating to the rights and remedies of creditors generally including, without limitation, laws relating to fraudulent transfers or conveyances, preferences and equitable subordination, (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

(c) Our opinions are further subject to the effect of generally applicable rules of law arising from statutes, judicial and administrative decisions, and the rules and regulations of governmental authorities that: (i) limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence and reasonableness; (ii) limit the availability of a remedy under certain circumstances where another remedy has been elected; (iii) limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves negligence, recklessness, willful misconduct or unlawful conduct; (iv) may, where less than all of the contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange; and (v) govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys’ fees.

(d) We express no opinion as to:

(i) the enforceability of any provision in the Indenture purporting or attempting to (A) confer exclusive jurisdiction and/or venue upon certain courts or otherwise waive the defenses of forum non conveniens or improper venue, (B) waive the right of the Company or any other person to a trial by jury,

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(C) provide that remedies are cumulative or that decisions by a party are conclusive (D) modify or waive the rights to notice, legal defenses, statutes of limitations or other benefits that cannot be waived under applicable law, or (E) govern choice of law or conflicts of laws; or

(ii) the enforceability of any rights to indemnification or contribution provided for in the Transaction Documents which are violative of public policy underlying any law, rule or regulation (including any Federal or state securities law, rule or regulation) or the legality of such rights.

(e) We express no opinion as to whether each of the Guarantors may guarantee or otherwise be liable for indebtedness incurred by the Company except to the extent that such Guarantor may be determined to have benefited from the incurrence of the indebtedness by the Company or whether such benefit may be measured other than by the extent to which the proceeds of the indebtedness incurred by the Company are, directly or indirectly, made available to such Guarantor for its corporate purposes.

We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the Exchange Offer. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Bryan Cave LLP